Exhibit 5.1

August 22, 2014

FTI Consulting, Inc.

1101 K Street NW

Washington, D.C. 20005

Ladies and Gentlemen:

I am the General Counsel of FTI Consulting, Inc., a Maryland corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) and the filing thereof with the Securities and Exchange Commission (the “Commission”), pursuant to which the Company will register under the Securities Act of 1933, as amended (the “Securities Act”), 228,858 additional shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”), to be issued as employment inducement awards of up to an aggregate of (i) 54,631 shares of restricted stock and (ii) 174,227 option shares issuable upon exercise, from time to time, of nonstatutory stock options (collectively, the “Inducement Awards”), authorized by the Compensation Committee of the Board of Directors of the Company pursuant to Rule 303.08 of the New York Stock Exchange, under one or more FTI Consulting, Inc. Restricted Stock Award Agreements (the “Restricted Stock Inducement Award Agreements”) to the Company’s newly hired Chief Financial Officer (“CFO”) and Chief Strategy and Transformation Officer (“CSO,” and with the CFO, each a “Participant,” and collectively, the “Participants”), and one or more Nonstatutory Stock Option Agreements (the “Stock Option Inducement Award Agreements,” and together with the Restricted Stock Inducement Award Agreements, the “Inducement Award Agreements”), to each Participant, outside of the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated as of June 2, 2010, as further amended from time to time (the “2009 Plan”), in each case effective upon commencement of such Participant’s employment, as a material inducement for the CFO to accept employment with the Company and enter into the Offer of Employment Letter with the Company dated July 10, 2014 and for the CSO to accept employment with the Company and enter into the Offer of Employment Letter with the Company dated July 15, 2014. The opinion hereafter set forth is given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

As the Company’s General Counsel, I am generally familiar with the proceedings that the Company and its Board of Directors (the “Board”) and the Compensation Committee of the Board have taken in connection with the authorization, reservation and registration of the Shares and the terms of the Inducement Awards and the Inducement Award Agreements.

I, or attorneys under by supervision, have examined copies of the Company’s Charter, as amended, Bylaws, as amended, the Inducement Award Agreements, resolutions adopted by the

FTI Consulting, Inc.

August 22, 2014

Company’s Board and Compensation Committee of the Board relating to the above matters, and other records and documents, as well as made such investigation of matters of fact and law, as I have deemed necessary for the purpose of the opinion herein expressed. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the conformity of documents submitted to me as copies to the originals.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms of the Inducement Award Agreements, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland, and I express no opinion as to any other laws. I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under Item 5 of the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/S/ ERIC B. MILLER
Executive Vice President, General Counsel and Chief Risk Officer